Final Transcript

Conference Call Transcript

PUMP Q1 2005 Animas Corporation Earnings Conference Call

Event Date/Time: May. 09. 2005 / 5:00PM ET
Event Duration: N/A

Final Transcript

May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Crothall
Animas Corporation - Chairman, President and CEO

Rick Baron
Animas Corporation - VP Finance and CFO

CONFERENCE CALL PARTICIPANTS

Thom Gunderson
Piper Jaffray & Co. - Analyst

Mike Weinstein
JP Morgan Chase & Co. - Analyst

Mark Attalienti
Alliance Capital - Analyst

David Zimbalist
Natexis Bleichroeder - Analyst

Lynn Pieper
Thomas Weisel Partners - Analyst

Kevin Kotler
Galleon - Analyst

Thomas Henwood
OMT Capital - Analyst

Kimberly Weeks
JP Morgan Chase & Co. - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to your Q1 2005 Animas Corporation earnings conference call.

[Operator Instructions].

I would now like to turn the presentation over to your host for today’s conference, Kathy Crothall. Please proceed, ma’am.

Kathy Crothall - Animas Corporation - Chairman, President and CEO

Thank you, Carlo. Welcome, everybody, to Animas Corporation’s quarterly results conference call for the first quarter of 2005. I am Kathy Crothall, the company’s president and CEO. With me today is Rick Baron, our Vice President of Finance and CFO. Today we will review the company’s first quarter of 2005 results which were released this afternoon, and then provide guidance for the next quarter and full year. Finally, we will open up the forum to audience questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, litigation and the development of products.

Additional information that may affect the company’s business and financial prospects as well as factors that could cause Animas actual performance to vary from our current expectations is available on the company’s filings with the Securities and Exchange Commission.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Also, I would like to remind you that today’s call may not be reproduced in any form without the written consent of Animas. We may also refer to certain non-GAAP financial measures on this call. Rick Baron will later discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation showing the GAAP versus non-GAAP financial measures is currently available on our website with the press release issued earlier today. Our website is located at www.animascorp.com.

The first quarter of 2005 was an extremely successful one for the company. Highlights include net revenues of 19.3 million compared to 11.6 million of adjusted net revenues in Q1 ‘04, an increase of 67%. Substantial growth of international net revenues from 0.9 million in Q1 ‘04 to 3.4 million in 2005.

International revenues now represent 18% of total net revenues compared to 8% a year ago. SG&A expenses as a percent of net revenues of 56% compared to 73% of adjusted net revenues in Q1 ‘04. Adjusted net loss of 1.1 million, including a charge of 326,000 associated with the earlier announced recall of the IR 1250 pump, compares to an adjusted net loss of 3.4 million in Q1 ‘04. successful launch of the IR 1250 pump in the U.S. market and consummation of the acquisition of certain assets from Cygnus, including all of their intellectual property, and most of that company’s fixed assets.

Indeed this was a successful quarter for us, and I will now highlight these — discuss these highlights in more detail. Net revenues for the first quarter totaled 19.3 million, 10% higher than the midpoint of our earlier or our original guidance of 17 to 18 million. This strong performance reflects favorable reception to the IR 1250 pump launch in the U.S., positive international market response to the IR 1200 pump, particularly in Germany, France and Sweden, and continued growth of our ancillary pump supplies market, otherwise known as disposables.

Our strong international performance this past quarter, where we are actively competing against Roche, Medtronic and Smith Medical, bodes well for us throughout this year and next. Some of you may recall that we announced in early April a recall of the 1250 pumps, due to a then recently discovered software bug involving use of the food database. Although there had been no reported adverse events, and the risk of an adverse event, we believe, was remote, we decided to err on the side of caution and recall these pumps.

We have fixed this software bug and started shipping IR 1250 pumps with modified software on April 25, as promised in our press release. We have started switching out pumps for this recall and anticipate that in the next several months we should complete this recall, pending vacation schedules of our patients.

As previously discussed, the cost of this recall is estimated to be approximately $326,000, which has been recorded as a warranty reserve charge. Patients and health care professionals have exhibited little anxiety about the recall and from what we can discern thus far in this quarter, this recall should have a negligible impact on our sales going forward.

As you may also recall, we issued — we received a warning letter from the FDA in February 2005, relating to Form 483 observations regarding our complaint handling and corrective action and preventive action programs and medical device reporting from a September 2004 inspection. We are taking this letter extremely seriously and have taken actions on several fronts to address the FDA concerns.

First, we have responded to the agency detailing our corrective actions. Second, we have strengthened our QA department, subsequent to the last inspection with new senior management in the quality and regulatory areas and the hiring of additional personnel. Third, we have diverted some of our engineering resources in both product development and manufacturing engineering to further refine our quality systems.

Additionally, we have hired an outside consulting firm to review and audit our quality systems, particularly focusing on the deficiency cited by the agency in their warning letter. And lastly, I am pleased to report that we anticipate having the Pilgrim quality system software up and running sometime in May. Finally, we anticipate a reinspection by the FDA within the next six months.

We’re continuing to see improvement in gross margin year to year. For the first quarter, gross margin was 58% versus an adjusted gross margin of 56% from the same quarter in the prior year. Two factors contributed to this improvement, including a reduction in the cost of our disposables and better absorption of overhead.

We expect that this trend to improving gross margins will continue through 2005, as we introduce our ezSet, realize further cost reduction of our existing disposables and experience increased absorption of manufacturing overheads. We’re also continuing our reduction in SG&A costs as a percentage of net revenues. Despite greater administrative costs associated with being a public company and increased expenditures in the quality assurance area and compliance to Sarbanes-Oxley, our SG&A costs had decreased to 56% of net revenues in the first quarter 2005, down from 73% of net revenues in the first quarter 2004.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Factors contributing to this improvement include better absorption of SG&A associated with the increased revenue base and increased productivity of our sales force. On the competitive front, we still anticipate that Roche will reenter the pump market this summer. Insulet, a private company, has also announced that they will enter the pump market with a disposable pump. Although we view Roche as a formidable competitor and there are some innovative elements to the Insulet product, we believe that we are poised to compete well against all the competition, particularly in light of our IR 1250 pump, which I will discuss in a moment.

Additionally, we believe our service and patient education are the best in the industry. This will be difficult, at least over the short term, for any competitor to emulate. Our guidance for 2005, which we are increasing today, assumes the reentry of Roche this summer and the entry of Insulet in the third quarter. We believe that we will compete strongly in the marketplace and that we will continue to benefit from both the market expansion and share gains against our competitors. Market reception of the IR 1250 pump has been overwhelmingly positive.

It remains the smallest full-featured pump in the market with the largest display, longest battery life and ease of use. It is also the only pump that incorporates an extensive food database and music tunes for alerts. New product development is proceeding on schedule. We’ve started shipping IR 1250 pumps on February 14. We are also still on schedule for the easy set launch this quarter. Because of the diversion of engineering resources, we are refining our launch date of the IR 1275 pump from an originally projected date of late ‘05 or early ‘06 to the first half of 2006.

Moving onto longer range R&D activities, we remain very enthusiastic about the micropump technology that we have acquired from Debiotech and believe that this technology should allow us to maintain our technology leadership position in the insulin pump market over the foreseeable future. To refresh your memory, our micropump, in comparison to today’s technology offers the following four advantages. First, a significant reduction in size, second, a configuration as a disposable pump, third, greater precision and accuracy and fourth, more rapid occlusion detection.

Over the past several months, the R&D activities have concentrated in optimizing the MEMS chip design and doing trade-off analysis of various configurations. The micropump allows us to entertain a whole host of configurations, ranging from an integral controller to a detached controller, built-in infusion sets versus detachable sets, a smart pump versus a dumb pump, et cetera.

We’ve postulated a total of approximately 25 permutations and combinations. Each configuration has the stick merits and drawbacks and after an extensive evaluation process, we have settled on 2 primary configurations. We anticipate selecting 1 of these 2 within the next several weeks.

We are also very enthusiastic about the progress of our micro needle technology. As a reminder, this technology offers the possibility of significantly less invasive infusion sets as well as a truly minimally invasive means for extracting interstitial fluid for blood glucose measurement. A modified design of the micro needle chip has been fabricated and looks very promising. We expect to incorporate this modified design into a prototype infusion set in the next 2 quarters.

The Cygnus transaction, as I mentioned earlier, closed on March 23. To refresh your memory we acquired Cygnus not so much for the GlucoWatch biographer, but rather for its intellectual property portfolio and electrochemical sensor technology. We recognize that investors would like to better understand how we plan to meld all these different technologies together.

To that end, we are planning to host an analyst and investor meeting early this summer where we will discuss in more detail our roadmap to the future.

We are still evaluating what, if anything, to do with the GlucoWatch, but will keep you informed of our decisions as they develop. We are hearing from some patients, parents of pediatric patients, and healthcare professionals that they think the project is useful as a hypoglycemia detector for those with hypoglycemic unawareness, those who travel or live alone, for nighttime use, or in young children.

For example, Dr. Eba Hathout et al of the Pediatrics Diabetes Center, Loma Linda University, published in Pediatrics a paper in which the GlucoWatch G2 biographer or GW2B for short was evaluated for usability, accuracy, and hypoglycemia detection in 46 children. 42 episodes of hypoglycemia were detected by the GW2B, 33 of which were confirmed by blood glucose meters.

Sensitivity and specificity of audible low glucose alerts were approximately 79% and 83% respectively. Overall the researchers felt that despite the accuracy limitations of this product, the product is very useful for parents who are concerned about nocturnal hypoglycemic events in their children and that the relative non-invasiveness of the product was particularly alluring.

Finally, I’d like to spend a few minutes summarizing a paper given at the Clinical Diabetes Technology Meeting a few weeks ago by Dr. Irl Hirsch of the University of Washington and recipient of many coveted awards including the Outstanding Physician Clinician in diabetes at last year’s ADA.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Dr. Hirsch presented data indicating that glycemic variability i.e. day-to-day hyperglycemic and hypoglycemic swings experienced by many patients with diabetes may contribute significantly to oxidated stress and may play a role in the development of micro vascular complications. Reducing variability is easier with an insulin pump and frequent glucose testing.

We believe we will see more discussion of quality of A1C and the ways in which insulin pumps can reduce variability in the forthcoming future. To conclude both Hirsch and Hathout studies underscore the issues associated with glycemic variability and the role that insulin pumps and continuous monitoring will play in diabetes management.

Now I’d like to turn this over to Rick Baron so he can discuss our financial results in more detail.

Rick Baron — Animas Corporation — VP Finance and CFO

Thank you, Kathy.

Before I start discussing financial results, I will discuss certain non-GAAP financial measures. Our reconciliation of the GAAP versus non-GAAP financial measures is currently available on our web site with the press release issued earlier today.

You may remember that we initiated an upgrade program in late 2003, allowing patients who purchased IR1000 pumps within the U.S. from November 1, 2003 through mid March 2004 to upgrade their IR1000 pump to an IR1200 pump free of charge when the IR1200 was available.

You may also remember that we delayed shipping pumps to the U.S. customers in the last several weeks of March 2004, fulfilling these orders in April 2004 once we released the IR1200.

Under GAAP we did not recognize revenues for the IR1000 pumps shipped under the upgrade program, but rather recognized revenues at the time the IR1200 upgrade was shipped. Under our definition of adjusted revenue, adjusted cost of products sold, and adjusted net loss, we are including the revenue and the associated cost of products sold that would have been realized at the time we shipped the IR1000 under the upgrade program had we been able to recognize such revenue. And correspondingly, we are excluding revenue and associated cost of products sold for the IR1200 upgrades under shipped under this program.

We are also including in our definition of adjusted revenue and adjusted cost of products sold for 2004 orders for pumps received in March but fulfilled in April. Since we completed all our obligations under the upgrade program before the fourth quarter 2004, deferred revenues do not play a role in 2005 but they do affect comparability quarter-over-quarter. The adjusted net loss also excludes the Cygnus transaction costs in the first quarter of 2005. We believe that adjusted numbers provide an accurate picture of our business for a period-to-period comparison.

Net revenues, net revenues for Q1 ‘05 were 19.3 million compared to 11.6 million of adjusted net revenues for Q1 ‘04 or an increase of 67%. Net revenues for Q1 ‘05 were impacted by favorable reception to the IR1250 pump launch in the U.S., the positive international market response to the IR1200 pump, and increased sales of ancillary supplies.

Gross margin for the first quarter of 2005 was 11.3 million or 58% of net revenues, up from a 56% adjusted gross margin in Q1 ‘04, reducing, reflecting reduced costs of ancillary supplies and better absorption of fixed overhead. Gross margin in Q1 ‘05 was adversely affected by the higher proportion of revenues stemming from international sales as well as increased warranty reserve charges.

Research and development, or R&D expenses, first quarter R&D expenses were 1.7 million compared to 1.4 million in Q1 ‘04. This sum does not include certain development activities at Debiotech on the micro pump or micro needle nor does it include the 10.6 million paid to acquire certain assets from Cygnus.

Selling, general, and administrative expenses, or SG&A, first quarter SG&A expenses were 10.7 million or 56% of net revenues compared to SG&A expenses of 73% of adjusted net revenues in Q1 ‘04 reflecting increased operating leverage year-over-year.

Purchased in process are research and development. In March 2005 the Company acquired certain assets of Cygnus, Inc. The cost of this acquisition, including transaction charges was 10.6 million of which 9.3 million was charged to expense as purchased in process, research, and development. 1.2 million was recorded as property and equipment, 0.1 million was recorded as inventory, and the remaining amount was to patents.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Net loss, including the Cygnus and process, research, and development charges of 9.3 million the net loss for the quarter totaled 10.4 million or $0.51 per share compared to a net loss of 8.1 million or $2.01 per share in the prior period. The company had adjusted net loss of 1.1 million in the quarter compared to an adjusted net loss of 3.4 million in the first quarter of 2004. Of the 1.1 million net loss, $326,000 was a result of increased warranty reserve charge associated with the IR1250 recall announced in April. Second quarter and the year guidance, the company’s guidance for net revenues is 19.5 million to 20.5 million for the second quarter compared to an adjusted net revenue of $14.4 million in Q2 ‘04, an increase of approximately 40%.

Anticipated second quarter net loss ranges from break even to a loss of $300,000. For the year, the Company is raising its net revenue guidance from 82 to $84 million to 84 to $87 million. Net income guidance ranges between 3 and 4 million, excluding any charges associated with the Cygnus transaction.

The increase in income associated with increased sales guidance is more or less balanced by the cost of the recall and greater expenditures on quality assurance, greater R&D expenditures, and a greater cost of compliance to Sarbanes-Oxley from that originally projected. I will now turn the program back to Kathy.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Thank you, Rick.

As you can see the first quarter of 2005 was a pivotal one for us, showing adjusted revenue growth of 67% compared to prior year’s quarter. We completed one strategic technology acquisition. We believe we are poised for a strong 2005, and we will be excited to share our results with you as they occur.

Our private pipeline and recent technology acquisitions should ensure our position as a leader in diabetes management technology. This concludes our formal remarks. We thank our customers who use and/or recommend our products. They are our source of inspiration for many of our ideas for how best to serve patients and families living with diabetes.

I would also like to extend our deepest appreciation to Animas employees and our Board of Directors for their dedication, wisdom, integrity, and hard work. Finally, we wish to thank our shareholders for their continued support and encouragement. We now open the call for questions.

QUESTION AND ANSWER

Operator

[Operator Instructions].

We have a question from the line of Thom Gunderson with Piper Jaffray.

Thom Gunderson — Piper Jaffray & Co. — Analyst

Hi, good afternoon. Just a couple of quick ones, Rick, the $326,000 I think you said is in cost of goods. Is that right?

Rick Baron — Animas Corporation — VP Finance and CFO

What it is, is it consists of some warranty charges that we have grossed up for that and also the normal administrative expenses.

Thom Gunderson — Piper Jaffray & Co. — Analyst

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

But of the recall expenses, they all at least on that charge of you said $326,000 would be on the cogs line or pump line? Or is some of it going into sales and marketing?

Rick Baron — Animas Corporation — VP Finance and CFO

Some of it will go into sales and marketing as you try and match the relative geography, if you will.

Thom Gunderson — Piper Jaffray & Co. — Analyst

And then good job on getting international sales up. I assume most if not all of that is Europe. To give us a comparison, not just year-over-year, can you tell us what they were, what sales were in Q4?

Rick Baron — Animas Corporation — VP Finance and CFO

Yes, we can.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

I think it was, if I had to guess I would say it’s like 2.6, 2.7 something like that.

Thom Gunderson — Piper Jaffray & Co. — Analyst

And, Kathy, remind me. Are you increasing your sales and marketing expenses in Europe? And do you attribute the growth from that? Or is it Europe just finally catching on?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Europe is finally catching on. If you remember we are using a distributor model, which basically implies we have very little SG&A costs associated with selling outside the U.S. On the other hand of course our margins are, our gross margins are lower as well.

Thom Gunderson — Piper Jaffray & Co. — Analyst

Okay. And then speaking of gross margins and doing better in international, I’m looking at the slight loss to break even in Q2. And then a $3 to $4 million in net income for the year, implying that in the back half you’re going to do somewhere north of $4 to $5 million to make up for the million or so loss that you’ll have as a run rate going into the second half.

Is I can’t imagine that you’re going to let up on your R&D spending. Is more of that net coming from efficiencies on the sales and marketing line or big jumps in gross margin?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, our revenues are of course increasing. And as our revenues are increasing, our gross margin would naturally increase. In addition, our gross margin will also improve because of reduced costs of disposables both with the ezSet plus the purchasing strength we have now that we have our own.

So they’re the 2 big drivers. And as you’ve also seen our SG&A costs as a percentage of net revenues have continued to decrease period after period with increasing revenues.

Thom Gunderson — Piper Jaffray & Co. — Analyst

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

All right. And then last question would be on competition. The Roche product that you’re assuming comes this summer, you’re assuming their latest product, the one that’s for sale in Europe?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

That’s correct. That’s correct. And as I mentioned, we are in fact competing against that right now successfully in Germany and elsewhere.

Thom Gunderson — Piper Jaffray & Co. — Analyst

Got it. Thank you.

Operator

And our next question is from the line of Mike Weinstein with JP Morgan.

Mike Weinstein — JP Morgan Chase & Co. — Analyst

Thank you. Good afternoon. Kim is on as well, guys. Maybe just a start just to follow up Tom’s question, Kathy, what can you tell us about the Roche product and any pluses or minuses on it?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

The plus of it seems to, is that they have, they take a cartridge, a pre-filled cartridge. It looks like one from what I understand from Lilly, which Lilly is using for their pens. The drawback to it is they end up with a rather long product compared to existing pumps such as ours or the Paradigm, which Medtronic is selling, so from a size point of view, I think they may have some issues.

Other than that, it doesn’t appear as if they have all the calculations that we and other people have. And they certainly don’t have the food database.

Mike Weinstein — JP Morgan Chase & Co. — Analyst

How are they pricing it in Europe? Do you have a sense of where they are versus yourselves and Medtronic?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

I’m not sure we have a good handle on it. But what I will say is we haven’t heard a lot of complaints from our distributors, which means that clearly they’re not feeling too much pricing pressure.

Mike Weinstein — JP Morgan Chase & Co. — Analyst

Okay. Then I have another question. Maybe Kim wants to jump in. You talked about the R&D project, Micropump, could you just give us a sense on where you think the timeline is for that product?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, if you remember, on what we said before and we still are for this, is 2007 launch. And I’m hoping at our sort of technology review meeting, which I mentioned we would do early summer, we’ll be able to give a little bit more detail on specific milestones of this project as well as others.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Mike Weinstein — JP Morgan Chase & Co. — Analyst

Okay. Kim, do you have some follow-ups?

Kimberly Weeks Analyst

Yes, just a couple. Hi, guys. I guess just following on the micro pump discussion, talking about a 2007 launch, talking about Insulet probably coming to market later this year. How do you think about the market conversion to these patch pumps? I mean what percentage would you expect might convert in your own thinking maybe during the 2006 timeframe?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, obviously I’m biased. But it depends upon whose patch pump.

I’m not sure, first place, a patch pump is really a fair characterization of what I’ve seen with other disposable pumps or what we’re looking at.

Patch to me typically implies something rather skinny, thin. By the time you try to accommodate a reservoir to hold say 200 units then you have some sort of reasonable cross section. You’re looking at about an eighth of an inch. And that’s just for the reservoir. So if anything is much thicker than about a tenth of an inch, it really won’t function in our opinion as a patch pump.

And in addition, we also question whether having a built-in infusion set is really a good idea. Patients tend to be very, very sensitive to wasted insulin and cost of their disposable supplies, not only because of their co-pay, but I also think they’re sensitive to insurance company kinds of issues.

So, if you have a ruined infusion set, which happens more than you think, or the tape comes undone, patients won’t be real happy about having to throw away the entire pump and all the insulin. Does that answer your question?

Kimberly Weeks — JP Morgan Chase & Co. — Analyst

I think to some degree. Maybe what would be helpful then is to sort of talk about how you think maybe the micro pump kind of meets you halfway and might be the better solution versus the product that we’re obviously talking about here in the Insulet product.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well if you — we’re looking to do several things, one is to reduce overall volume of what people have to lug around with them whether its attached to their person, whether they can carry in a pocket, it’s still stuff people have to carry. And one of the things one needs to remember is that people with diabetes have to carry around a heck of a lot of junk with them. Blood glucose meters, all this other stuff. So, if people have to carry around a separate, you better make sure that the total volume is less than what there currently is and hopefully quite a bit less. Discretion certainly has part of it, in other words, is it narrow or thin enough so you can wear it discreetly if that’s what you’re interested in.

Kimberly Weeks — JP Morgan Chase & Co. — Analyst

OK, that’s helpful, and just one more and then we’ll drop here.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Sure.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Kimberly Weeks — JP Morgan Chase & Co. — Analyst

In regards to the ezSet, just wondering if you had any update on the timing for launch there and maybe on the same note we noticed in your 10-K you increased your supply, your purchasing commitment I think on your current disposables. Wondering if that gives you some better visibility perhaps into what kind of gross margin improvements you’d be looking at particularly on the disposable side.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

OK, let me see, your first question was launch, launch we’re looking at this quarter. I don’t really want to refine it more than that. With respect to gross margins, yes it does give us better visibility. On the other hand, we’re reluctant to disclose gross margins both because of competitive positioning as well as some terms of our ability to negotiate with managed care.

Kimberly Weeks — JP Morgan Chase & Co. — Analyst

OK, thanks.

Operator

And our next question is from the line of Lynn Pieper with Thomas Weisel Partners.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Hi Lynn, hello?

Operator

Our next question is from Mark Attalienti with Alliance Capital.

Mark Attalienti — Alliance Capital — Analyst

Hi, good afternoon. Just wanted to see if you would elaborate, you’re pushing out sounds like a quarter, the launch of the next generation pump, could you elaborate on the reason behind that?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Not quite a quarter but certainly not the first half, second half if you recall, we said first, early ‘05, I’m sorry late ‘05 to early ‘06. So, now we’re saying it’s definitely ‘06. Primarily, it’s diversion of personnel. That’s the primary driver.

Mark Attalienti — Alliance Capital — Analyst

What’s the timeline? Do you plan on upgrading the pump or bringing a new generation every year or is it twice a year, what are your goals there?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

We, I’ll tell you what we said in the past and it really hasn’t changed significantly. We have the 1275, we’re working out that, that would be roughly a year between the 1250 and the 1275. We’ve talked about the 1500 late ‘06 and we have not specified when in ‘07 but said ‘07 for the Debiotech pump.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Mark Attalienti — Alliance Capital — Analyst

Okay, thank you very much.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Sure.

Operator

And our next question is from the line of David Zimbalist with Natexis Bleichroeder..

David Zimbalist — Natexis Bleichroeder — Analyst

Hi, thanks. Calling — curious to know if you can talk a little about your exit 2005 gross margins at this point as you ramp up on the ezSet and looking at the overhead.

Rick Baron — Animas Corporation — VP Finance and CFO

What we’ve said to specific guidance over the course of the next several quarters was, you take really where we were at year end’s quarter, which was roughly high 59, about 59 rounding up to 60 and you prorate it between that and late ‘07. We felt that we could get the supply side to approximately that 70% margin, which will be a blended margin of about 70%.

And it’s somewhat even, this quarter you saw the margin dip a little bit, not for that reason, so because we had the increased sales internationally which naturally come at a lower rate. So, you’ll see a little bit of fluctuation along those lines perhaps as we get more successful in one area but we haven’t given out specific year end guidance at this point.

David Zimbalist — Natexis Bleichroeder — Analyst

OK, in the same context or perhaps another way of getting at it, can you talk a little about what kind of pricing you’re assuming with the increased competition in the market and generally expecting prices to really hold quite solidly or are you expecting to see a little bit of slippage over time?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Our experience in this industry has been there has been very little pricing pressure. Disetronic actually tried that a few years ago to no avail. In fact, what they ended up finding, I believe, occurring, is that with the reduced growth margins it prohibited them from doing all the kinds of activities they needed, anyone else needs to do to really grow this market. So I would be surprised if that happens.

David Zimbalist — Natexis Bleichroeder — Analyst

OK, can you talk a little bit about managed care and any progress you might have made during the quarter in terms of being able to get coverage or facilitate, speed up, the process of getting coverage for particular patients?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Managed care has been a non issue for quite some time. We’re over 95% of the patients who come our way we can get authorization by the managed care company. And with respect to man hours or person hours whatever the word is, there we’re continuing trying to improve our processes to reduce that, an elapsed time, less than two weeks.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

David Zimbalist — Natexis Bleichroeder — Analyst

Where are the primary, in terms of getting the process completed within two weeks or however long it takes, what are, tend to be the sticking points? Obviously, the idea of insulin through a pump is acceptable by managed care companies. The issue of qualifying the patient is an issue of qualifying you as the provider, what are the processes that are involved and do you expect any change in that context of the Roche coming into the market.

Rick Baron — Animas Corporation — VP Finance and CFO

I think from our perspective, we feel things should stay pretty consistent with the way they’ve been for the past several years. We have seen in the past several years increased numbers of prescribers, pump companies, the process for us for the past several years has remained fairly constant even with that. We are in network and in contract with most if not all significant companies.

There will be a point in time which we learned when we first started out that you have to go out and get those contracts or go through distributors or do those things so, for new competition, it generally goes a little bit longer than experienced competition. And I think the experience submitting that bore that out also. So from our perspective, we should see little if any change.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

And with some payers it’s almost impossible to get approvals if you’re out of network.

David Zimbalist — Natexis Bleichroeder — Analyst

Great, thank you.

Rick Baron — Animas Corporation — VP Finance and CFO

Thank you.

Operator

And our next question is from the line of Lynn Pieper with Thomas Weisel Partners. Ma’am, your line is open.

Lynn Pieper — Thomas Weisel Partners — Analyst

Hi, can you hear me?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Yes we can.

Lynn Pieper — Thomas Weisel Partners — Analyst

Oh great, sorry about that, two quickies, I guess first of all, at the end of last quarter you talked about your international expansion into, I think several countries, if I remember correctly you were in 15 countries looking to add five to seven more and had just gotten into Germany.

Can you just talk a little bit about the strength internationally in the quarter, how much of that came from countries that you added in the quarter versus growth in countries where you already were?

Final Transcript

May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Essentially all the growth were in countries we already were as of December 31.

Lynn Pieper — Thomas Weisel Partners — Analyst

OK, great, and just double checking, I know you used the distributor model over there, was there stocking overseas are all of those outright sales?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

They’re outright sales. Most of our distributors are small distributors and do not have the cash flow to really afford to buy a lot of stuff, inventory.

Lynn Pieper — Thomas Weisel Partners — Analyst

Okay, great and then just, I think also lastly you talked a little bit about your revenues per rep starting around the $600,000 level but exiting close to $900,000 level. Can you comment, where are you now?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

You know Lynn, we don’t have that number and I apologize, we’ll try to give it out at a later time only because, although we certainly increased the size of our sales force, there were certainly a few people we let go, so what was the mean number we’d have to sort of figure out.

Lynn Pieper — Thomas Weisel Partners — Analyst

Okay, Okay, fair enough, and then just lastly, one last one, and I may have missed this one, sorry, if someone already asked it when I got disconnected. But can you elaborate a little bit on your growth margin contribution, I guess I’m curious to see what the contribution is from Internet sales versus your U.S. pumps and then U.S. supply. And then just for comparative purposes, looking at contributions this quarter versus where it was in the fourth quarter.

Rick Baron — Animas Corporation — VP Finance and CFO

The margin breakdown that we traditionally have given has been the total pumps versus total supplies. The breakout for international sales was, as we mentioned earlier in the call, in total dollars. As far as the margin goes, the margin split between pumps and supplies was roughly 66 to 67% of course, that’s a bit lower than historic because of the international, and then supplies was in the 42 to 43% range as a gross margin.

Lynn Pieper — Thomas Weisel Partners — Analyst

Okay, great. And what should we be thinking about for the gross margin for both of those going into the second quarter?

Rick Baron — Animas Corporation — VP Finance and CFO

A little bit depends upon mix, not to be coy, but a little bit does depend upon mix as we’re finding out. Again, I’m going to go back to kind of the proration of the general gross margin overall from last year’s fourth quarter, and we would expect to see some margin increase overall in both categories. Clearly, we would begin to anticipate some acceleration of margin with supplies over the course of the year though.

Lynn Pieper — Thomas Weisel Partners — Analyst

Final Transcript

May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Okay, fair enough and then just one last one, looking at your international sales as a percent of your total, should we assume that international sales will continue to grow as you expand further into new countries and that that will stay up close to the 20% of sales level.

Rick Baron — Animas Corporation — VP Finance and CFO

I don’t, historically, it’s been in that 10% range. I don’t believe one quarter makes an absolute trend. Some of the countries that we are in currently are in fact the larger countries. So the overall contribution of however many new countries come on over the course of the year may not be as significant as those of the larger countries. I would hold off right now as to a trend and we’re happy with the expansion that occurred over the past three months and even a little bit into last year. And we probably will comment more on it in the next quarter.

Lynn Pieper — Thomas Weisel Partners — Analyst

Okay, Okay, great, thank you.

Operator

And sir, our next question is from the line of Mike Tung with Galleon.

Kevin Kotler — Galleon — Analyst

Hey, it’s Kevin Kotler.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Hi Kevin.

Kevin Kotler — Galleon — Analyst

How are you doing? I wanted to ask you about the micro needle technology. I guess, you made some comments, I didn’t catch the whole thing, about the fact that you did, I guess, a test run. Can you just go over that, the timetable and kind of the data that you’re collecting to demonstrate the efficacy of its ability to one, to draw up interstitial fluid and two, as an insulin delivery vehicle.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Actually, all we said is that we have a new sort of, or a revised MEMS chip which we think has significant advantages. We really did not say much more beyond that. I expect to give more color on this at our analyst and investor technology meeting early part of this summer.

Kevin Kotler — Galleon — Analyst

Okay, I guess from my perspective this technology seems to be the backbone of three very important products for you. Potentially a new type of infusion set with a smaller needle, obviously the driver for perhaps making the GlucoWatch into a really commercializable product, and then the delivery system for the patch type pump. Is that, do I have the right kind of emphasis on how critical this technology is to those three platforms?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, I agree to the first two, I’m not sure to the third one, again, because, with the people keep thinking patch pump but I don’t know how you’re going to get it as long as you have a reservoir size of 200 units. And the reservoir itself takes, say, an eighth of an inch thick by the time you include other stuff you end up with at least a quarter of an inch and that may be too thick to ever truly entertain the concept of a patch pump.

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Kevin Kotler — Galleon — Analyst

But Kathy, if I was looking at it from a diabetic patient who’s used to carrying an insulin pump around already, could you, how should we look at the marketplace going forward? If there’s a patch pump available, do you perceive it, it’s given say, the insulin format, do you perceive it to cannibalize existing pump patients who again, are used to something on their body already.

So even though it’s thick, it might be a nice product to have because now we don’t have that wire in the dressing, perhaps, the issue of dressing and how to hide it. Or is it viewed as a market expanding product where you don’t have the tethering element that people, I guess, are maybe embarrassed about if it’s visible.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, again, this will even be more visible in my opinion, wearing a — these pumps look like the present pump, our IR1250 pump looks like a pager patients can wear it in their pockets if they wish, many women choose to wear it in their bra. The location for infusion sets for most patients is typically belly or upper buttocks. That’s not necessarily where you want something which is two and a half inches by two inches by .6 inches, say. It will create a bulge.

Kevin Kotler — Galleon — Analyst

Got you, got you. No one wants bulges these days. As far as the, I guess, the ADA coming up, is there anything other than maybe, are you going to be launching ezSet or are there other things to be seen there and just on that note, the GlucoWatch, I think you mentioned some data about how it works well at night for children. What are the plans of relaunching the product?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Okay, I’m going to try to remember all your questions. Question one was launch of the ezSet at the ADA meeting. All we said is sometime this quarter. Other products we haven’t mentioned anything one way or the other about it. Thirdly, the GlucoWatch, what we said is that we’re evaluating now what to do with the GlucoWatch if anything.

We’re certainly hearing some positive, surprisingly more positive comments than what we originally anticipated. But I wouldn’t go so far as to say we’re going to make a big marketing push about this product.

Kevin Kotler — Galleon — Analyst

Could I ask one last question?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Sure.

Kevin Kotler — Galleon — Analyst

On the R&D side, you talk about the guidance, I guess excludes the GlucoWatch acquisition. But just given the number of projects that you have in the pipeline, does a run rate of 1.7, 1.8 million a quarter, does that incorporate all the projects that you’ve talked about on this conference call?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Two things to mention. Number one, we said we would be increasing R&D costs. But haven’t gone into specifics.

Kevin Kotler — Galleon — Analyst

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May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

With the current guidance though?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Yes, with the current guidance. That’s number one. Number two, a lot of the development of the micro needle and micro pump is occurring at Debiotech. So they are the ones who are absorbing that cost.

Kevin Kotler — Galleon — Analyst

Got you. Well thank you, great quarter.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Thanks.

Operator

And our next question is from the line of Thomas Henwood with OMT Capital.

Thomas Henwood — OMT Capital — Analyst

Thank you, just a quick follow up. Are you booking the international revenues on a sell in or sell through basis?

Rick Baron — Animas Corporation — VP Finance and CFO

Well, all of our distributor revenue is when shipped. We do not have stocking distributors. So they buy to sell too.

Thomas Henwood — OMT Capital — Analyst

How would you characterize international inventories at this point then?

Rick Baron — Animas Corporation — VP Finance and CFO

It is not something they report to us and it is not something they can return to us either. From the best of our knowledge on the way that they’ve been ordering it would seem to be that they are buying to sell.

Thomas Henwood — OMT Capital — Analyst

Okay, good, thank you.

Operator

[Operator Instructions].

And we have a question from the line of David Zimbalist with Natexis Bleichroeder.

David Zimbalist — Natexis Bleichroeder — Analyst

Final Transcript

May. 09. 2005 / 5:00PM, PUMP — Q1 2005 Animas Corporation Earnings Conference Call

Hi, it’s Bleichroeder. A couple follow up questions. First, were there any GlucoWatch cost of goods related to your supply of existing customers or anything like that that we should be anticipating as part of the numbers?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

In the past quarter, there’s been no GlucoWatch...

Rick Baron — Animas Corporation — VP Finance and CFO

Sales whatsoever, we closed on the 23rd of March.

David Zimbalist — Natexis Bleichroeder — Analyst

Right, but in terms of going forward are you going to be looking at this existing, from what I remember, they were supplying existing customers at almost free of charge. So, in terms of continuing to supply those customers, one way or the other you are absorbing a set of costs. Correct or no?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

We have not factored in any revenues at this point with the GlucoWatch biographer or disposables.

David Zimbalist — Natexis Bleichroeder — Analyst

Second, can you remind us a little bit about the milestones related to Debiotech and at what point you might have a payment to them?

Rick Baron — Animas Corporation — VP Finance and CFO

Payment, the transaction which closed in the fourth quarter was approximately 18, 18.5 million in total, all in consideration, 12.5 or so was cash and the balance was in stock. There is a $3.5 million amount that is currently sitting on the balance sheet as the prepaid, as that is subject to the success of the program. And if for some reason in late ‘07 or so the program is terminated, we would receive as compensation $3.5 million back to us.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

There’s also a success fee if I remember, I think it’s... do you remember?

Rick Baron — Animas Corporation — VP Finance and CFO

Well, there is...

Kathy Crothall — Animas Corporation — Chairman, President and CEO

December 31 I think, if a 5 or 10-K is filed, I believe it’s December 31 of ‘06, or before then they have a success fee of 1 to $2 million, I don’t remember the exact amount.

David Zimbalist — Natexis Bleichroeder — Analyst

Okay, but at what point in this process do you pick up the R&D requirements as opposed to it being residented Debiotech.

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May. 09. 2005 / 5:00PM, PUMP — Q1 2005 Animas Corporation Earnings Conference Call

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, we’re already picking up some of them. This is a joint project.

David Zimbalist — Natexis Bleichroeder — Analyst

Okay, and is it a joint project all the way through or is there a point where you absorb, you’re responsible for most of the R&D process.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

At the time, the MEMS chip portion, the disposable portion is completed, then we pick up the rest of that.

Rick Baron — Animas Corporation — VP Finance and CFO

And completion here is largely defined as commercializable.

David Zimbalist — Natexis Bleichroeder — Analyst

Okay, Okay, and lastly, you’ve talked in the past about your market share in a new pump — new user market versus replacement pump market, et cetera. Do you have any sort of update on that, do you seek trends in one way or the other?

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, we have not sat down and looked at those numbers. It’s too hard to on a quarter to quarter basis, and if you recall, what we said in the past is these are really only inferred numbers anyway.

David Zimbalist — Natexis Bleichroeder — Analyst

Right, thank you.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Thanks.

Operator

And we have no further questions at this time.

Kathy Crothall — Animas Corporation — Chairman, President and CEO

Well, thank you very, very much for taking your time this afternoon to listen to our news, and we look forward to continuing to keep you abreast of what’s going on.

Rick Baron — Animas Corporation — VP Finance and CFO

Thank you very much.

Final Transcript

May. 09. 2005 / 5:00PM, PUMP - Q1 2005 Animas Corporation Earnings Conference Call

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes your presentation, and you may now disconnect.

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